PVH CORP. REPORTS 2024 FIRST QUARTER REVENUE AND EARNINGS ABOVE GUIDANCE AND RAISES FULL YEAR EPS OUTLOOK

•First quarter
◦Revenue: Decreased 10% to $1.952 billion compared to the prior year period (decreased 9% on a constant currency basis) and exceeded guidance of a decrease of approximately 11% (decrease of approximately 10% on a constant currency basis)
◦EPS:
▪GAAP basis: $2.59 exceeded guidance of approximately $2.15
▪Non-GAAP basis: $2.45 exceeded guidance of approximately $2.15 (there were no non-GAAP exclusions in the guidance)
•Full year outlook
◦Revenue: Reaffirms projected decrease of 6% to 7% (decrease 6% to 7% on a constant currency basis)
◦Operating margin: Reaffirms outlook of approximately flat compared to 10.1% in 2023
◦EPS:
▪GAAP basis: Raising to $11.15 to $11.40 compared to $10.75 to $11.00 previously
▪Non-GAAP basis: Raising to $11.00 to $11.25 compared to $10.75 to $11.00 previously (there were no non-GAAP exclusions in the guidance)

New York - June 4, 2024 - PVH Corp. [NYSE: PVH] today reported its 2024 first quarter results and updated its full year outlook.
Stefan Larsson, Chief Executive Officer, commented, “We delivered on our revenue expectations, led by growth in our direct-to-consumer business, and beat our earnings guidance for the first quarter. We further strengthened our brand positioning and pricing power in the marketplace, and as planned we generated growth for Calvin Klein and Tommy Hilfiger combined in both North America and Asia Pacific in constant currency, while successfully driving strategic quality of sales initiatives in Europe.”

Mr. Larsson added, “Although we are still early in our journey to build Calvin Klein and Tommy Hilfiger into the most desirable lifestyle brands in the world, we are already creating some of the highest consumer engagement in the history of our brands. We also continue to gain traction in all five PVH+ Plan growth drivers, with strong growth in key product categories and hero products with significant gross margin expansion. This is fueled by the build-out of our demand-driven supply chain and targeted growth investments, complemented by cost efficiencies from simplifying how we work.”

Zac Coughlin, Chief Financial Officer, said, “We drove solid first quarter results, which included strong gross margin expansion and double-digit EPS growth as we continue to manage our business prudently. For the full year, we are reaffirming our revenue outlook and raising our EPS guidance despite the continued tough macroeconomic backdrop globally, reflecting our confidence in our execution of the PVH+ Plan. We are on track to generate significant cash flow for the year and deployed approximately $200 million in the first quarter for share repurchases. This underscores our commitment to delivering shareholder returns, as well as the conviction we have in our ability to drive sustainable, long-term, profitable growth.”

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are defined or described in greater detail near the end of this release under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis also are deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented after the Non-GAAP Exclusions section and identify and quantify all excluded items.

First Quarter Review:
•Revenue decreased 10% compared to the prior year period (decreased 9% on a constant currency basis), including a 3% decline due to the sale of the Heritage Brands women’s intimates business in November 2023. Overall revenue in the Company’s international businesses decreased 9% over the prior year period as solid growth in the Asia Pacific region in local currency was more than offset by a revenue decline in Europe, including a planned strategic reduction to drive overall higher quality of sales in the region. In North America, revenue in the Tommy Hilfiger and Calvin Klein businesses combined was up 3% compared to the prior year period, with modest growth in both the direct-to-consumer and wholesale businesses, including the favorable impact of a shift in the timing of wholesale shipments from the second quarter into the first quarter.

◦Direct-to-consumer revenue increased 1% compared to the prior year period (increased 3% on a constant currency basis). Revenue in the Company’s owned and operated stores increased 3% compared to the prior year period (increased 5% on a constant currency basis), with growth in all regions, while revenue in the Company’s owned and operated digital commerce business declined 6% compared to the prior year period (5% decline on a constant currency basis), with growth in the North America and Asia Pacific regions more than offset by a planned reduction in Europe.

◦Wholesale revenue decreased 17% compared to the prior year period (decreased 17% on a constant currency basis), primarily due to a 6% reduction related to the sale of the Heritage Brands women's intimates business and the planned strategic reduction in revenue in Europe to drive overall higher quality of sales in the region. In addition, wholesalers continue to take a cautious approach, particularly in Europe.

•Gross margin increased 350 basis points to 61.4% compared to 57.9% in the prior year period. The significant increase reflects benefits from a favorable shift in channel mix, a reduction in sales to lower margin wholesale accounts, and lower product costs.

•Inventory decreased 22% compared to the prior year period, in line with expectations, as the Company continues to proactively manage its inventory levels.

First Quarter Consolidated Results:
•Revenue of $1.952 billion decreased 10% compared to $2.158 billion in the prior year period (decreased 9% on a constant currency basis), including a 3% decline related to the sale of the Heritage Brands women’s intimates business.

◦Tommy Hilfiger revenue decreased 10% compared to the prior year period (decreased 9% on a constant currency basis).
▪Tommy Hilfiger International revenue decreased 14% (decreased 13% on a constant currency basis) as the revenue decline in Europe discussed above weighs more heavily on the Tommy Hilfiger business.
▪Tommy Hilfiger North America revenue increased 2%.

◦Calvin Klein revenue was flat compared to the prior year period (increased 1% on a constant currency basis).
▪Calvin Klein International revenue decreased 2% (flat on a constant currency basis).
▪Calvin Klein North America revenue increased 4%.

◦Heritage Brands revenue decreased 65% compared to the prior year period, which included a 47% decrease resulting from the sale of the Heritage Brands women's intimates business.

•Earnings before interest and taxes (“EBIT”) was $205 million on a GAAP basis and $195 million on a non-GAAP basis, inclusive of a $2 million negative impact due to foreign currency translation, compared to $199 million in the prior year period. EBIT on a GAAP basis for the first quarter of 2024 included a pre-tax gain of $10 million described under the heading “Non-GAAP Exclusions” later in this release. EBIT on a non-GAAP basis excludes this amount. EBIT on a non-GAAP basis declined slightly compared to the prior year period as the gross margin improvement discussed above nearly offset the revenue decline in the quarter.

•Earnings per share (“EPS”)

◦GAAP basis: $2.59 compared to $2.14 in the prior year period.

◦Non-GAAP basis: $2.45 compared to $2.14 in the prior year period (there were no non-GAAP exclusions in the prior year period).

EPS on both a GAAP and a non-GAAP basis for the first quarter of 2024 includes the negative impact of $0.04 per share related to foreign currency translation.

EPS on a GAAP basis for the first quarter of 2024 also included the pre-tax gain of $10 million described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for the first quarter of 2024 excluded this amount.

•Interest expense decreased to $18 million from $22 million in the prior year period.

•Effective tax rate was 19.2% on a GAAP basis and 19.4% on a non-GAAP basis as compared to 23.1% in the prior year period.

Stock Repurchase Program:
Delivering on its commitment under the PVH+ Plan to return excess cash to stockholders, the Company repurchased 1.8 million shares of its common stock for $200 million during the first quarter of 2024. The Company currently expects to make common stock repurchases under the stock repurchase program of approximately $400 million for the full year 2024.

2024 Outlook:
Full Year 2024 Guidance
•Revenue: Reaffirming projected decrease of 6% to 7% as compared to 2023 (decrease 6% to 7% on a constant currency basis), inclusive of a 2% reduction related to the sale of the Heritage Brands women’s intimates business and a 1% reduction from the 53rd week in 2023.

•Operating margin: Reaffirming outlook of approximately flat compared to 10.1% in 2023.

•EPS

◦GAAP basis: Projected to be in a range of $11.15 to $11.40 compared to $10.76 in 2023. Previous guidance was a range of $10.75 to $11.00.

◦Non-GAAP basis: Projected to be in a range of $11.00 to $11.25 compared to $10.68 in 2023. Previous guidance was a range of $10.75 to $11.00 (there were no non-GAAP exclusions in the guidance).

The 2024 EPS projections include the estimated negative impact of approximately $0.10 per share related to foreign currency translation.

EPS on a GAAP basis for these periods also include the amounts described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis exclude these amounts.

•Interest expense is projected to decrease to approximately $75 million as compared to $88 million in 2023, primarily due to repayment of the $100 million 7 3/4% debentures in 2023 and an increase in interest income. Previous guidance was relatively flat to 2023.

•Effective tax rate is projected to be approximately 20%. Previous guidance was approximately 21%.

Second Quarter 2024 Guidance
•Revenue is projected to decrease 6% to 7% as compared to the second quarter of 2023 (decrease 5% to 6% on a constant currency basis), inclusive of a reduction of 3% related to the sale of the Heritage Brands women's intimates business.

•EPS is projected to be approximately $2.25 compared to $1.50 on a GAAP basis and $1.98 on a non-GAAP basis in the prior year period. The second quarter 2024 EPS projection includes the estimated negative impact of approximately $0.05 per share related to foreign currency translation. EPS on a GAAP basis for the second quarter of 2023 included the amount described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for the second quarter of 2023 excluded this amount.

•Interest expense is projected to decrease to approximately $20 million compared to $24 million in the second quarter of 2023.

•Effective tax rate is projected to be approximately 20%.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•Pre-tax gain of $10 million recorded in the first quarter of 2024 in connection with the Company’s sale of the Heritage Brands women’s intimates business.
•Pre-tax gain of $46 million recorded in the fourth quarter of 2023 related to the recognized actuarial gain on retirement plans.
•Pre-tax net gain of $13 million recorded in the fourth quarter of 2023 in connection with the sale of the Company’s Heritage Brands women's intimates business, which includes a gain on the sale, less costs to sell, and severance and other termination benefits associated with the transaction.
•Pre-tax restructuring costs of $61 million incurred in 2023 consisting principally of severance related to actions taken in the second and third quarters of 2023 under the plans initially announced in August 2022 to reduce people costs in the Company’s global offices by approximately 10% by the end of 2023, of which $39 million was incurred in the second quarter, $19 million was incurred in the third quarter and $4 million was incurred in the fourth quarter.
•Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item was (i) taxable or tax deductible, in which case the tax effect was taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumed no tax effect.

The Company presents constant currency revenue information, which is a non-GAAP financial measure, because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues and can have a significant impact on the Company’s reported revenues. The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).

The Company presents non-GAAP financial measures, including constant currency revenue information, as a supplement to its GAAP results. The Company believes presenting non-GAAP financial measures provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of non-recurring and non-operational amounts and the effects of changes in foreign currency exchange rates, as applicable, and (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding non-recurring and non-operational amounts are also the basis for certain incentive compensation calculations. Non-GAAP financial measures should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The non-GAAP financial measures presented may not be comparable to similarly described measures reported by other companies.

Please see tables 1 through 4 and the sections entitled “Reconciliations of Constant Currency Revenue” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

Investor Contact:
Sheryl Freeman
investorrelations@pvh.com

Media Contact:
communications@pvh.com

Conference Call Information:
The Company will host a conference call to discuss its first quarter earnings release on Wednesday, June 5 at 9:00 a.m. EDT. Please log on to the Company’s website at www.PVH.com and go to the Events page in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held. Please log on to www.PVH.com as described above to listen to the replay. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue, earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s ability to realize anticipated benefits and savings from divestitures, restructurings and similar plans, such as the headcount cost reduction initiative announced in August 2022, the 2021 sale of assets of, and exit from, its Heritage Brands menswear and retail businesses, and the November 2023 sale of the Heritage Brands women’s intimate apparel business to focus on its Calvin Klein and Tommy Hilfiger businesses; (iii) the ability to realize the intended benefits from the acquisition of licensees or the reversion of licensed rights (such as the announced, in-process plan to bring in-house most of the product categories that are or had been licensed to G-III Apparel Group, Ltd. upon the expirations over time of the underlying license agreements) and avoid any disruptions in the businesses during the transition from operation by the licensee to the direct operation by us; (iv) the Company has significant levels of outstanding debt and borrowing capacity and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (v) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores and its directly operated digital commerce sites, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy (including inflationary pressures like those currently being experienced globally), fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, consumer sentiment and other factors; (vi) the Company’s ability to manage its growth and inventory; (vii) quota restrictions, the imposition of safeguard controls and the imposition of new or increased duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (viii) the availability and cost of raw materials; (ix) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (x) the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in (or containing raw materials or components from) certain regions, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Protection; (xi) changes in available factory and shipping capacity, wage and shipping cost escalation, and store closures in any of the countries where the Company’s or its licensees’ or wholesale customers’ or other business partners’ stores are located or products are sold or produced or are planned to be sold or produced, as a result of civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability, such as the current war in Ukraine that led to the Company’s exit from its retail business in Russia and the cessation of its wholesale operations in Russia and Belarus, and the temporary cessation of business by many of its business partners in Ukraine; (xii) disease epidemics and health-related concerns, such as the recent COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, did result in some of the following) supply-chain disruptions due to closed factories, reduced workforces and production capacity, shipping delays, container and trucker shortages, port congestion and other logistics problems, closed stores, and reduced consumer traffic and purchasing, or governments implement mandatory business closures, travel restrictions or the like, and market or other changes that could result in shortages of inventory available to be delivered to the Company’s stores and customers, order cancellations and lost sales, as well as in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (xiii) actions taken towards sustainability and social and environmental responsibility as part of the Company’s sustainability and social and environmental strategy may not be achieved or may be perceived to be falsely claimed, which could diminish consumer trust in the Company’s brands, as well as the Company’s brands’ values; (xiv) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xv) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xvi) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xvii) the impact of new and revised tax legislation and regulations; and (xviii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information following this Safe Harbor Statement, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Statements of Operations
(In millions, except per share data)

	Quarter Ended
	5/5/24	4/30/23

Net sales	$1,850.2	$2,051.1
Royalty revenue	81.2	84.7
Advertising and other revenue	20.5	22.1
Total revenue	$1,951.9	$2,157.9

Gross profit	$1,198.7	$1,250.3

Selling, general and administrative expenses	1,017.3	1,064.0

Non-service related pension and postretirement income	0.5	0.6

Other gain	10.0	—

Equity in net income of unconsolidated affiliates	13.2	11.9

Earnings before interest and taxes	205.1	198.8

Interest expense, net	17.7	22.0

Pre-tax income	187.4	176.8

Income tax expense	36.0	40.8

Net income	$151.4	$136.0

Diluted net income per common share (1)	$2.59	$2.14

	Quarter Ended
	5/5/24	4/30/23

Depreciation and amortization expense	$72.1	$72.3

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)    Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliation of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures

The Company believes it is useful to investors to present its results for the period ended May 5, 2024 on a non-GAAP basis by excluding the pre-tax gain recorded in the first quarter of 2024 in connection with the sale of the Company’s Heritage Brands women's intimates business (the "Heritage Brands intimates transaction") and the associated tax effect. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 4 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

Quarter Ended
5/5/24

Non-GAAP Measures
Other gain (1)	$—
Earnings before interest and taxes (2)	195.1
Income tax expense (3)	34.5
Net income (4)	142.9
Diluted net income per common share (5)	$2.45

(1) Please see Table 3 for the reconciliation of GAAP other gain to other gain on a non-GAAP basis.
(2) Please see Table 2 for the reconciliation of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(3) Please see Table 4 for the reconciliation of GAAP income tax expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effect associated with the pre-tax item identified as a non-GAAP exclusion.

(4) Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.
(5) Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliation of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliation of GAAP net income to net income on a non-GAAP basis

Quarter Ended
5/5/24

Net income	$151.4

Diluted net income per common share (1)	$2.59

Pre-tax item excluded:

Gain in connection with the Heritage Brands intimates transaction (recorded in other gain)	(10.0)

Tax effect of the pre-tax item above (2)	1.5

Net income on a non-GAAP basis	$142.9

Diluted net income per common share on a non-GAAP basis (1)	$2.45

(1) Please see Note A in Notes to the Consolidated GAAP Statements of Operations for the reconciliation of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 4 for an explanation of the calculation of the tax effect of the above item.

Table 2 - Reconciliation of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

Quarter Ended
5/5/24

Earnings before interest and taxes	$205.1

Item excluded:

Gain in connection with the Heritage Brands intimates transaction (recorded in other gain)	(10.0)

Earnings before interest and taxes on a non-GAAP basis	$195.1

Table 3 - Reconciliation of GAAP other gain to other gain on a non-GAAP basis

Quarter Ended
5/5/24

Other gain	$10.0

Item excluded:

Gain in connection with the Heritage Brands intimates transaction	(10.0)

Other gain on a non-GAAP basis	$—

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions, except per share data)

Table 4 - Reconciliation of GAAP income tax expense to income tax expense on a non-GAAP basis

Quarter Ended
5/5/24

Income tax expense	$36.0

Item excluded:

Tax effect of pre-tax item identified as non-GAAP exclusion (1)	(1.5)

Income tax expense on a non-GAAP basis	$34.5

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluates each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is (i) taxable or tax deductible, in which case the tax effect is taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumes no tax effect.

PVH CORP.
Notes to Consolidated GAAP Statement of Operations
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended			Quarter Ended
	5/5/24			4/30/23
	GAAP		Non-GAAP	GAAP
	Results	Adjustment (1)	Results	Results

Net income	$151.4	$8.5	$142.9	$136.0

Weighted average common shares	57.5		57.5	62.7
Weighted average dilutive securities	0.9		0.9	0.8
Total shares	58.4		58.4	63.5

Diluted net income per common share	$2.59		$2.45	$2.14

(1) Represents the impact on net income in the quarter ended May 5, 2024 from the elimination of the pre-tax gain recorded in connection with the Heritage Brands intimates transaction and the associated tax effect. Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	5/5/24	4/30/23
ASSETS
Current Assets:
Cash and Cash Equivalents	$376.2	$373.8
Receivables	835.0	928.3
Inventories	1,346.8	1,718.1
Other	353.9	333.0
Total Current Assets	2,911.9	3,353.2
Property, Plant and Equipment	824.7	885.7
Operating Lease Right-of-Use Assets	1,257.2	1,282.1
Goodwill and Other Intangible Assets	5,404.8	5,588.7
Other Assets	390.1	381.5
TOTAL ASSETS	$10,788.7	$11,491.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,561.3	$1,924.7
Current Portion of Operating Lease Liabilities	304.2	342.2
Short-Term Borrowings	—	17.3
Current Portion of Long-Term Debt	11.9	112.0
Other Liabilities	605.2	652.6
Long-Term Portion of Operating Lease Liabilities	1,101.0	1,123.0
Long-Term Debt	2,145.9	2,193.0
Stockholders’ Equity	5,059.2	5,126.4
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,788.7	$11,491.2

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	5/5/24	4/30/23
Tommy Hilfiger North America
Net sales	$271.4	$266.7
Royalty revenue	20.7	20.3
Advertising and other revenue	4.6	4.5
Total	296.7	291.5

Tommy Hilfiger International
Net sales	700.0	812.8
Royalty revenue	13.3	15.7
Advertising and other revenue	3.3	4.3
Total	716.6	832.8

Total Tommy Hilfiger
Net sales	971.4	1,079.5
Royalty revenue	34.0	36.0
Advertising and other revenue	7.9	8.8
Total	1,013.3	1,124.3

Calvin Klein North America
Net sales	239.7	227.7
Royalty revenue	35.7	35.7
Advertising and other revenue	9.9	10.9
Total	285.3	274.3

Calvin Klein International
Net sales	587.4	598.3
Royalty revenue	11.4	12.8
Advertising and other revenue	2.7	2.3
Total	601.5	613.4

Total Calvin Klein
Net sales	827.1	826.0
Royalty revenue	47.1	48.5
Advertising and other revenue	12.6	13.2
Total	886.8	887.7

Heritage Brands Wholesale
Net sales	51.7	145.6
Royalty revenue	0.1	0.2
Advertising and other revenue	—	0.1
Total	51.8	145.9

Total Revenue
Net sales	1,850.2	2,051.1
Royalty revenue	81.2	84.7
Advertising and other revenue	20.5	22.1
Total	$1,951.9	$2,157.9

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	5/5/24			4/30/23
	Results			Results
	Under		Non-GAAP	Under
	GAAP	Adjustment (1)	Results	GAAP

Tommy Hilfiger North America	$24.4		$24.4	$2.3

Tommy Hilfiger International	76.4		76.4	126.3

Total Tommy Hilfiger	100.8		100.8	128.6

Calvin Klein North America	36.6		36.6	2.2

Calvin Klein International	96.4		96.4	100.4

Total Calvin Klein	133.0		133.0	102.6

Heritage Brands Wholesale	16.3	$10.0	6.3	15.0

Corporate	(45.0)		(45.0)	(47.4)

Total earnings before interest and taxes	$205.1	$10.0	$195.1	$198.8

(1) The adjustment for the quarter ended May 5, 2024 represents the elimination of the gain recorded in connection with the Heritage Brands intimates transaction.

PVH CORP.
Reconciliations of Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant impact on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Negative Impact of Foreign Exchange	Constant Currency
	5/5/24	4/30/23

Tommy Hilfiger International	$716.6	$832.8	(14.0)%	(1.0)%	(13.0)%
Total Tommy Hilfiger	1,013.3	1,124.3	(9.9)%	(0.7)%	(9.2)%

Calvin Klein International	601.5	613.4	(1.9)%	(1.7)%	(0.2)%
Total Calvin Klein	886.8	887.7	(0.1)%	(1.3)%	1.2%

Total Revenue	$1,951.9	$2,157.9	(9.5)%	(0.8)%	(8.7)%

Owned and Operated Retail Stores	$697.5	$678.1	2.9%	(1.8)%	4.7%
Owned and Operated Digital Commerce	148.4	158.7	(6.5)%	(1.6)%	(4.9)%
Total Direct-to-Consumer	$845.9	$836.8	1.1%	(1.8)%	2.9%

Wholesale	$1,004.3	$1,214.3	(17.3)%	(0.4)%	(16.9)%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its 2024 estimated results on a non-GAAP basis by excluding the pre-tax gain recorded in the first quarter of 2024 in connection with the Company’s sale of the Heritage Brands women’s intimates business and the associated tax effect.

The 2024 estimated results are presented on both a GAAP and non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems to be non-recurring or non-operational and believes that excluding them (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the item described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

2024 Net Income Per Common Share Reconciliation

Current Guidance
Full Year 2024 (Estimated)

GAAP net income per common share	$11.15 to $11.40
Estimated per common share impact of item identified as non-GAAP exclusion	$0.15
Net income per common share on a Non-GAAP basis	$11.00 to $11.25

The GAAP net income per common share amounts presented in the above table, as well as the amounts excluded in providing non GAAP earnings guidance, would be expected to change as a result of (i) acquisition, divestment or similar transactions or activities, (ii) the timing and strategy of restructuring and integration initiatives or other one-time events that the Company engages in or suffers during the period, (iii) any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans, including the recent volatility in the financial markets, or (iv) any discrete tax events including changes in tax rates or tax law and events arising from audits or the resolution of uncertain tax positions.

Reconciliations of 2024 Constant Currency Revenue Guidance

	Full Year 2024 (Estimated)	Second Quarter 2024 (Estimated)

GAAP revenue decrease	(6)% to (7)%	(6)% to (7)%
Negative impact of foreign exchange	—%	(1)%
Non-GAAP revenue decrease on a constant currency basis	(6)% to (7)%	(5)% to (6)%

Please refer to the section entitled "Reconciliations of Constant Currency Revenue on page 15 of this release for a description of the presentation of constant currency amounts.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

Reconciliations of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis

	Full Year 2023			Second Quarter 2023
	(Actual)			(Actual)
(In millions, except per share data)	Results Under GAAP	Adjustments (1)	Non-GAAP Results	Results Under GAAP	Adjustments (2)	Non-GAAP Results

Net income	$663.6	$4.7	$658.9	$94.2	$(30.2)	$124.4
Total weighted average shares	61.7		61.7	62.7		62.7

Diluted net income per common share	$10.76		$10.68	$1.50		$1.98

(1) Represents the impact on net income in the year ended February 4, 2024 from the elimination of (i) a $46 million recognized actuarial gain on retirement plans in the fourth quarter of 2023; (ii) the $15 million gain recorded in connection with the Heritage Brands intimates transaction; (iii) $2 million of costs related to the Heritage Brands intimates transaction; (iv) $61 million of restructuring costs related to actions taken under the plans announced in August 2022 to reduce people costs in the Company’s global offices by approximately 10% by the end of 2023 (the “2022 cost savings initiative”); and (v) a $7 million tax benefit associated with the foregoing pre-tax items.

(2) Represents the impact on net income in the quarter ended July 30, 2023 from the elimination of $39 million of pre-tax restructuring costs related to the 2022 cost savings initiative and the associated tax benefit of $9 million.